Exhibit 99.1

CV Sciences, Inc. Enters Into Definitive Agreement to Acquire Extract Labs

San Diego, CA - November 21, 2024 (GLOBE NEWSWIRE) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent consumer wellness company specializing in hemp extracts and other proven science-backed, natural ingredients and products, today announced that it has entered into a definitive agreement (the “Purchase Agreement”) to acquire Extract Labs, Inc. (“Extract Labs”), a leading manufacturer and distributor of premium cannabinoid products including gummies, topicals and tinctures. Extract Labs branded products are sold through a range of sales channels from B2B to B2C. Extract Labs has operational flexibility allowing low to large minimum order quantity (“MOQ”) production runs, allowing for efficient use of capital and the ability to increase speed to market for new product development. Extract Labs is GMP-certified and FDA-registered. The acquisition is expected to create the opportunity to increase our sales to current and new clients. In addition, we intend to in-source production of certain of our key products.

“We are thrilled that Extract Labs and its employees are joining CV Sciences as another milestone in our transition to a thriving health and wellness company. The acquisition synergies are expected to increase our revenue and customer base, allow us to leverage our key assets, optimize operations and processes, and drive long-term growth and shareholder value. Extract Labs is a stand-alone profitable business and our plan is to increase its existing revenue base and further leverage its existing capacity,” said Joseph Dowling, Chief Executive Officer of CV Sciences. “In addition, we are planning to in-source the manufacturing of select +PlusCBD™ branded products providing an opportunity for meaningful cost savings. Extract Labs manufacturing capability will provide us with greater control over our supply chain and accelerate our new product development cycle.”

The total consideration for the acquisition of Extract Labs payable at closing, consists of (i) a cash payment of $400,000 (the “Closing Payment”), less the amount of certain holdbacks and adjustments, and (ii) the issuance of shares of CV Sciences' common stock valued at $1,000,000 based on the sixty day volume weighted average price (“VWAP”) of CV Sciences' common stock.

In addition to the consideration payable at closing, and as further consideration for the acquisition, the Extract Labs sellers will be eligible to receive up to $600,000 of additional shares of CV Sciences’ common stock if Extract Labs satisfies certain revenue targets during the two 12-month periods following the closing date. Such shares will be issued based on the thirty day VWAP of CV Sciences’ common stock as of the end of each such 12-month period and will be calculated as follows:

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If Extract Labs’ Net Revenue is at least $4,600,000 in the relevant calculation period, then the Extract Labs Earnout Amount for such period will be $300,000.
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If Extract Labs’ Net Revenue is at least $4,300,000 but less than $4,600,000 in the relevant calculation period, then the Extract Labs Earnout Amount for such period will be $200,000.
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If Extract Labs’ Net Revenue is at least $4,000,000 but less than $4,300,000 in the relevant calculation period, then the Extract Labs Earnout Amount for such period will be $100,000.
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If Extract Labs’ Net Revenue is at least $3,500,000 but less than $4,000,000 in the relevant calculation period, then the Extract Labs Earnout Amount for such period will be $50,000.
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If Extract Labs’ Net Revenue is less than $3,500,000 in the relevant calculation period, then the Extract Labs Earnout Amount for such period will be $0.

The acquisition is expected to close during the first quarter of 2025. Closing of the transaction is subject to customary conditions precedent. On November 21, 2024, CV Sciences, Inc. filed a Current Report on Form 8-K which includes a description of the material terms of the transaction. Investors are encouraged to read such filing in its entirety.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) is a consumer wellness company specializing in nutraceuticals and plant-based foods. The Company's hemp extracts and other proven, science-backed, natural ingredients and products are sold through a range of sales channels from B2B to B2C. The Company's +PlusCBD™ branded products are sold at select retail locations throughout the U.S. and are the top-selling brands of hemp extracts in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. With a commitment to science, +PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov. +PlusCBD™ was the first hemp extract supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. The Company's Cultured FoodsTM brand provides a variety of 100% plant-based food products. Committed to crafting nutritious and flavorful alternatives, Cultured FoodsTM caters to individuals seeking vegan, gluten-free, or flexitarian options for a wholesome and satisfying culinary experience. In addition, the Company owns Elevated Softgels, a manufacturer of encapsulated softgels and tinctures for the supplement and nutrition industry. CV Sciences, Inc. has primary offices and facilities in San Diego, California, Grand Junction, Colorado, and Warsaw, Poland. The Company also operates a drug development program focused on developing and commercializing CBD-based novel therapeutics. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties. CV Sciences does not undertake any obligation to publicly update any forward-looking statements, except as required by applicable law. As a result, investors should not place undue reliance on such forward-looking statements.

Contact Information

ir@cvsciences.com